Exhibit 3.38(a)

CERTIFICATE OF FORMATION

OF

INVESTORS 1031, LLC

This Certificate of Formation of Investors 1031, LLC (the “LLC”) dated as of December 17, 2001, is hereby being duly executed and filed by Charles (Duke) Runnels, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act.

FIRST. The name of this Delaware limited liability company is Investors 1031, LLC

SECOND: The address of the registered office of the LLC in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.

THIRD: The name and address of the LLC’s registered agent in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

Authorized Person:

/s/ Charles B. Runnels
Charles (Duke) Runnels